BRF S.A.

Publicly-held Company with Authorized Capital

CNPJ (Brazilian Registry of Legal Entities) 01.838.723/0001-27

NIRE (Company Register Identification Number) 42.300.034.240

CVM (Securities and Exchange Commission) 1629-2

TRANSCRIPT OF THE MINUTES OF THE 9th ORDINARY BOARD OF DIRECTORS’ MEETING HELD ON OCTOBER 1, 2015

1. DATE, TIME AND PLACE: October 1, 2015, at 09:00 am, at Rua Hungria nº 1.400, 5th floor, City of São Paulo, State of São Paulo.

2. BOARD: Chairman: Abilio dos Santos Diniz. Secretary: Larissa Brack.

3. CALL OF MEETING AND ATTENDANCE: The call of meeting was duly made under the Company’s Articles of Incorporation. The majority of the members of the Board of Directors on duty were present: Messrs Abilio dos Santos Diniz, Henri Philippe Reichstul, José Carlos Reis de Magalhães Neto, Luiz Fernando Furlan, Manoel Cordeiro Silva Filho, Paulo Guilherme Farah Correa, Renato Proença Lopes, Vicente Falconi Campos e Walter Fontana Filho.

4. PROVISIONS: Upon commencing the meeting and verifying the attendance quorum to convene the meeting, the Members of the Board of Directors approved, unanimously, the acquisition of the following trademarks owned by Molinos Río de la Plata S.A. and one of its controlled entities, all present in the Argentinean retail market: Vieníssima, GoodMark, Manty, Delícia, Hamond, Tres Cruces and Wilson. The acquisition will be carried out by Quickfood S.A. (BCBA: PATY) and Avex S.A, both headquartered in Argentina and controlled by the Company, in the total amount of USD 43,500,000 (forty three million and five-hundred thousand United States dollars), subject to certain adjustments, and to be paid in Argentinean currency. The executives of the Company are hereby authorized to practice any acts and to execute any documents related to the approved acquisition.

5. DOCUMENTS FILED AT THE COMPANY: The documents related to the agenda supporting the deliberations made by the members of the Board of Directors and/or information provided at the meeting shall be filed at the Company’s head office.

6. APPROVAL AND EXECUTION OF THE MINUTES: Not having anything further, the Chairman declared the meeting closed, the minutes were recorded as a summary, which was read, found to be compliant and executed. São Paulo, October 1, 2015. Signatures Board: Mr. Abilio dos Santos Diniz - Chairman; Mrs. Larissa Brack - Secretary. Directors: Messrs Abilio dos Santos Diniz, Henri Philippe Reichstul, José Carlos Reis de Magalhães Neto, Luiz Fernando Furlan, Manoel Cordeiro Silva Filho, Paulo Guilherme Farah Correa, Renato Proença Lopes, Vicente Falconi Campos and Walter Fontana Filho.

BRF S.A.

Publicly-held Company with Authorized Capital

CNPJ (Brazilian Registry of Legal Entities) 01.838.723/0001-27

NIRE (Company Register Identification Number) 42.300.034.240

CVM (Securities and Exchange Commission) 1629-2

TRANSCRIPT OF THE MINUTES OF THE 9th ORDINARY BOARD OF DIRECTORS’ MEETING HELD ON OCTOBER 1, 2015

I certify that this is a true copy of the recorded minutes in its own book.

São Paulo, October 1, 2015.

____________________________________

Larissa Brack

Secretary